         EXHIBIT 10w

         U S WEST, Inc.
         7800 East Orchard Road, Suite 200
         Post Post Office Box 6508
         Englewood, Colorado 80155-6508
         303 793 6500
         Richard D. McCormick
         Chairman and Chief Executive Officer


                                                       [LOGO]


                                   January 31, 1997



Charles P. Russ, III
Executive Vice President, General Counsel and Secretary
U S WEST, Inc.
7800 E. Orchard Road, Suite 200
Englewood, CO 80111

Dear Charlie:

Congratulations on the expansion of your responsibilities! The experience and expertise that you bring to your new role will continue to add value toward meeting U S WEST's objectives. This letter supplements all prior agreements that set forth the terms of your employment and supersedes those prior agreements only as to the terms specifically addressed in this letter.

In connection with your expanded role, effective January 1, 1997, your annual base salary will be $490,000. Your opportunity for salary growth is based on your performance in a range that is both competitive and consistent with your responsibilities. Also effective January 1, 1997, your target Short Term Incentive Award opportunity will be 75% of your base salary, or $367,500.

    You will continue to participate in the U S WEST long term incentive programs (LTIP). The LTIP provides the potential for you to earn a significant level of compensation linked directly to the performance of the Company over the long term. In conjunction with your new role, your 1997 LTIP opportunity is $1,000,000. Your LTIP will take the form of Dividend Equivalent Units (DEUs) and stock options as follows. You will be granted 65,000 DEUs for the 1997- 1999 performance period. Any DEU payout will be based on achievement of U S WEST Communications" strategic imperatives and be subject to plan provisions. You also will be granted 38,000 options to purchase shares of U S WEST Communications Group stock and 63,000 options to purchase shares of U S WEST Media Group stock. These options are nonqualified grants that vest in one-third increments each year for three years, as governed by the terms of the Stock Option Agreements and the 1994 U S WEST Stock Plan. The grant prices of these stock option grants was determined based upon the closing prices of the stock on the date of grant (January 2, 1997).

   Enclosed is your personalized one page summary outlining your opportunities this year. Enclosed also is your Long Term Incentive grant, including your Stock Option Agreement. Please retain one copy of the Agreement for your files and return the signed original in the enclosed envelope to Debbie Meadors in the Executive Compensation organization by March 15, 1997.

Charles P. Russ, III
January 31, 1997
Page 2


   For all outstanding vested stock options that you hold upon leaving the Company, you shall receive the same treatment as all "retired" employees under the terms of the 1994 U S WEST Stock Plan.
Specifically, under that plan, vested stock options held at the time of retirement are exercisable for the full life of the option, subject to other applicable terms of the option agreements. For unvested stock options that you hold upon leaving the Company, the vesting terms of your original offer letter dated May 11, 1992, which provide for immediate vesting of all stock options granted to you between 1992 and 1996, shall continue to apply. Any unvested stock options granted to you subsequent to 1996 that you hold upon leaving the Company shall continue to vest, as currently provided for all retirees under the 1994 U S WEST Stock Plan. All unvested stock options that you hold upon leaving the Company, regardless of their date of grant, once vested, shall be exercisable for the full life of the option, as currently provided for all retirees under the 1994 U S
WEST Stock Plan.

   Upon leaving the Company, you are entitled to a supplemental pension arrangement as approved by the Human Resources Committee of the Board of Directors on June 7, 1996. The supplemental pension arrangement provides for an increase to you, for each year of your employment with the Company between age 52 and age 65, of the percentage of final average compensation (FAC') to be provided to you as a pension benefit. The calculation of your FAC shall be as defined in the U S WEST Nonqualified Pension Plan, except that your FAC shall be calculated based on the highest
consecutive 60 months of your employment regardless of        whether those
months are in the last 120 months of employment.

    The table below shows the percentage of FAC that you will receive as an annual pension benefit, from all U S WEST qualified and nonqualified pension plans, depending on the age at which you leave the Company:

     Age                                    Age
Upon Termination    Percent            Upon Termination    Percent
----------------    -------            ----------------    -------

       52             39%                      59             52%
       53             41%                      60             54%
       54             42%                      61             56%
       55             44%                      62             57%
       56             46%                      63             58%
       57             48%                      64             59%
       58             50%                      65             60%

In keeping with the Human Resources Committee's intent to provide you with an enhancement of the pension benefit in your original offer letter dated May 11, 1992, you shall receive the greater benefit of (i) the supplemental pension benefit set forth in this letter (as offset by the NCR pension piece thereof as described further below) or (ii) the supplemental pension benefit set forth in your original offer letter.

Charles P. Russ, III
January 31, 1997
Page 3



You may elect to receive your pension benefit in the form of a lump sum or an annuity, as further described below. If you leave the Company other than on your birthday, the percentages will be adjusted upward on a pro rata basis,
using the number of days since your latest birthday divided       by 365. For
example, if you leave the Company at age 60 and six months, the percentage will be approximately 55%. The percentages shown will be applied against your FAC, less any pension amount payable to you by your former employer, NCR. The resulting annual benefit would then be paid in the same form of payment that you have elected to receive your U S WEST Nonqualified Pension Plan benefit. To determine the amount by which your U S WEST pension benefit shall be offset, any such pension payments due to you from NCR over your expected
life   shall be converted actuarially into the same form of payment that you have elected to receive your U S WEST pension benefit, using the assumptions set forth in the U S WEST Nonqualified Pension Plan. In making this calculation of your pension benefit, no deduction shall be made for any pension amounts paid to you by NCR in prior years.

In the event that NCR does not continue to make your current annual pension payment, at any time, for any reason, U S WEST then will make you whole immediately for the loss in the value to you of such unpaid
NCR pension amounts. If NCR ceases to make pension payments to you prior to the date upon which your U S WEST pension is paid or begins to be paid, U
S WEST shall make payments to you in the amount of the NCR pension payments, on the same schedule as you were receiving such payments from NCR. U S WEST shall continue to make such payments through the date on which your U S WEST pension is paid or begins to be paid. At that time, you would then receive your U S WEST pension with no offset for any NCR payments due but unpaid from NCR. If you elect to receive your U S WEST pension benefit as a lump sum, and NCR ceases to make pension payments to you at some point after your U S WEST pension is paid, U S WEST shall pay to you the actuarial present value of the payments that remain due to you from NCR, using the assumptions set forth in the U S WEST Nonqualified Pension Plan. If you elect to receive your U S WEST pension as an annuity, and NCR ceases to make pension payments to you after your U S
WEST pension payments begin, the amount of such payments shall be increased by the amount of the NCR payments. The commitment of U
S WEST, as described above, to make you whole for the loss in value of any unpaid NCR pension amounts shall extend fully and immediately to your designated beneficiary, or any contingent beneficiaries, in the event of your death, with payments commencing immediately upon discontinuation of payments from NCR, for whatever reason, whether that discontinuance occurs prior to, concurrent with, or after receipt of pension benefits from U S WEST.

Under the new disability benefit feature to the qualified U S WEST Pension Plan recently approved by the Board of Directors for all management employees, any disability benefit paid to a participant does not affect the level of such participant's pension benefit. Consistent with this
  Board approval, any disability benefit you may receive from U S WEST, including without limitation, any incidental disability benefit from a pension plan or any benefit under the executive disability plan
(whether received prior to, after or concurrent with any pension benefit),

Charles P. Russ, III
January 31, 1997
Page 4


shall not be considered to be a pension payment and shall not offset any pension payment from U S WEST.

Your benefit under the qualified U S WEST Pension Plan will be paid in accordance with your distribution election made at the time you leave the Company. The balance of your pension benefit, including this supplemental pension benefit, will be paid in accordance with the distribution election that you have made to receive your U S WEST
Nonqualified Pension Plan benefit.

Consistent with the design of your original offer letter to provide to you pension features similar to those that you would have had if you remained employed at NCR, in addition to the optional forms of distribution set forth in the U S WEST Pension Plan, you may elect to receive your nonqualified pension benefit, including this supplement, as an unreduced life annuity with a 75 percent survivor benefit payable to your spouse over her life or, in the event of your spouse's death, to any of your children until they reach age 22. All available optional forms of benefit will be calculated as provided for in the U S WEST Nonqualified Pension
Plan. As set forth previously in this letter, any such survivor benefit election shall apply to your spouse or children only if you die after you retire. In the event of your death prior to retirement, your designated beneficiary or you:r contingent beneficiaries will receive the full value of your personal retirement benefits, without limitation, assuming you retired the day before your death.

Upon your retirement on or after your fifty-fifth birthday, or upon your involuntary severance at any time, including without limitation, severance on account of long-term disability or death, you will be eligible for benefits as if "service pension eligible" and will receive the equivalent benefits provided to service pension eligible employees under all U S WEST plans and programs. If you terminate voluntarily before age 55, while you will receive a pension benefit as noted in the above table, you would not be considered as having "retired" nor would you be eligible for benefits as if you were "service pension eligible," except to the extent provided for in this letter, any Company plans or in other letters or written agreements you may have with the Company.

The terms and conditions of this letter are binding on the Company's successors and assigns, whether by law or otherwise, including without limitation, in the event of a change of control of the Company.

The Human Resources Committee's approval of the compensation opportunities and modified pension benefit described above reflects the Company's desire to maintain appropriate incentives to retain your highly valued services in the future.

Charlie, I look forward to your acceptance of these employment terms and anticipate your continued strong performance and the contribution you will make to the success of U S WEST.

Charles P. Russ, III
January 31, 1997
Page 5


Please indicate your acceptance by signing below and returning to me at your earliest convenience.

                                      Sincerely,



                                      Richard D. McCormick




I acknowledge receipt of this letter and accept the terms of my expanded responsibilities as stated, which is conditioned upon my acceptance of the terms stated in the letter.



--------------------               --------------------
Charles P. Russ, III               Date

cc: Sharon Naylor